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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



Date of report (Date of earliest event reported): June 4, 2001



                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



 Pennsylvania                           33-70992                 23-269963
(State or other               (Commission File Number)       (I.R.S. Employer
jurisdiction of                                             Identification No.)
incorporation)



                     200 Plant Avenue
                     Wayne, Pennsylvania                  19087
          (Address of principal executive offices)      (Zip Code)



  Registrant's telephone number, including area code:   (610) 989-0340










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Item 5.  Other Events.

         On June 4, 2001, the Company and International Business Machines Corporation signed a strategic marketing agreement in order to market and sell combined information technology solutions to customers in the intelligent vending, retail point of sale, and networked home applications markets. The proposed combined product offerings would consist of the Company's technology, including the e-Port terminal and related network, and IBM's products and services, including but not limited to systems integration and logistics support and delivery services.

         IBM will designate the Company's products as a "preferred" hardware, software and services solution, provided that the Company's products meet customer and marketplace requirements with respect to functionality, price and availability. The agreement covers the United States and Canada. The Company has agreed to provide to IBM at no charge marketing/technical training classes related to the demonstration, marketing, installation and use of the Company's products. The agreement states that IBM intends to train up to 200 of its IBM Wireless solution industry sales representatives in connection with the marketing and sales of the proposed combined product offerings.

         The agreement is for a term of one year and can be terminated by either party at any time upon 45-days notice. The agreement also provides that either party may provide services or solutions competitive with any combined product offering or any services or solutions of the other party without any obligation to the other party.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            USA TECHNOLOGIES, INC.

                                            By: /s/George R. Jensen, Jr.
                                                ---------------------------
                                                George R. Jensen, Jr.,
                                                Chief Executive
                                                Officer
June 4, 2001




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